EXHIBIT 11

                   Attached and Made Part of Part II
 Of 10Q for the Quarters Ended December 30, 1995 and December 31, 1994



                          Three months ended
                                              12/30/95    12/31/94
Primary
   Weighted common average shares
   outstanding applying the
   treasury stock method                      5,309,807   5,390,400

   Increase in weighted average shares due
to
   applying the treasury stock                  131,532     127,969
   method for stock options and warrants

Primary weighted average shares               5,441,339   5,518,369

Primary net income                             $493,332    $337,327

Net income per share                               $.09        $.06

Fully diluted
   Weighted common average shares
   outstanding applying the
   treasury stock method                      5,309,807   5,390,400

   Increase in weighted average shares due
to
   applying the treasury stock                  190,082     129,217
   method for stock options and warrants

Fully diluted weighted average shares         5,499,889   5,519,617

Fully diluted net income                       $493,332    $337,327

Fully diluted net income per share                 $.09        $.06